Exhibit 99.2

LEGALZOOM ACQUIRES LEADING VIRTUAL MAILBOX PROVIDER, EARTH CLASS MAIL

Transaction enhances LegalZoom’s portfolio of subscription services that help small businesses operate more efficiently

GLENDALE, Calif., Nov. 10, 2021 – LegalZoom.com, Inc. (NASDAQ: LZ), the No. 1 brand in online small business formations and a leading online platform for legal, compliance and tax solutions, has acquired Earth Class Mail, Inc., a virtual mailbox solution for small businesses. The acquisition of Earth Class Mail advances LegalZoom’s strategy by providing small businesses with a comprehensive set of tools and services to streamline their operations and minimize time spent on compliance, allowing them instead to focus on what really matters, forming and running their business.
LegalZoom CEO Dan Wernikoff commented, “We’ve had our eye on the Virtual Business Address space for quite some time. As the digital economy continues to fuel new business growth and as many of these businesses have remote-first work environments, small businesses are investing in tools to streamline operations and look more professional. This includes software to manage physical mail. Earth Class Mail is a category leader, with a broad footprint across all 50 states, a seamless user experience and a modern technology platform with API connectivity.”

In a recent study, 80% of small business owners said automating tasks and processes is important to their survival. Three out of four small businesses said they relied more on automated workflows now compared to before the pandemic.

Founded in 2004, Earth Class Mail makes postal mail paperless, easy and accessible 24/7 from any device, anywhere in the world. Its modern technology infrastructure with an open API makes it simple for customers to connect seamlessly to back-end financial management and document storage systems, saving time, reducing errors, and democratizing access to information.

In the near-term, LegalZoom customers will be able to add a Virtual Mailbox when they form their business and declare a business address. This service will complement LegalZoom’s Registered Agent suite of services and unlock significant platform synergies to provide small business owners with a seamless solution to address operational needs.

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About LegalZoom
LegalZoom is the No. 1 brand in online business formation according to small business owners and is a leading online platform for legal and compliance solutions in the United States. With its mission to democratize law, LegalZoom operates across all 50 states and over 3,000 counties in the United States and has more than 20 years of experience navigating complex regulations and simplifying the legal and compliance process for its customers. Driven by its core value that every business deserves the full protection of the legal system and a simple way to stay compliant with it, LegalZoom helps its customers form and protect their businesses, their ideas and families. In 2020, 10% of all new LLCs and 5% of all new corporations in the United States were formed through LegalZoom, enabling small business owners to apply their energy and passion to their businesses instead of the legal and regulatory complexity required to operate them. In addition to business formations, LegalZoom offers ongoing compliance and tax advice, trademark and copyright filings and estate planning documents to protect small businesses and the families that create them.

District Capital Partners advised LegalZoom on this transaction.

Media Contact
Bryan Curran
LegalZoom
bcurran@legalzoom.com

Investor Contact
Danny Vivier
LegalZoom
dvivier@legalzoom.com
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